Exhibit 99.1

As USG previously disclosed, in the third quarter of fiscal year 2016, the Company has reflected the results of L&W as a discontinued operation. This Exhibit 99.1 to Form 8-K provides recast historical quarterly and annual unaudited financial information for the year ended December 31, 2015 and the nine months ended September 30, 2016, reflecting the discontinued operations.

USG CORPORATION
RECASTED CONSOLIDATED STATEMENTS OF INCOME
(millions, except share and per-share data)
(Unaudited)

	Q1 2016	Q2 2016	Q3 2016	YTD Q3 2016
Net sales	$747	$769	$767	$2,283
Cost of products sold	566	576	586	1,728
Gross profit	181	193	181	555
Selling and administrative expenses	68	71	74	213
Long-lived asset impairment charges	—	—	10	10
Recovery of receivable	(3)	—	—	(3)
Operating profit	116	122	97	335
Income from equity method investments	7	16	14	37
Interest expense	(40)	(38)	(37)	(115)
Interest income	2	1	—	3
Loss on extinguishment of debt	(2)	(2)	(1)	(5)
Other income, net	3	2	1	6
Income from continuing operations before income taxes	86	101	74	261
Income tax expense	(26)	(34)	(18)	(78)
Income from continuing operations	60	67	56	183
Income from discontinued operations	7	7	6	20
Net income	$67	$74	$62	$203

Earnings per average common share - basic:
Income from continuing operations	$0.41	$0.46	$0.39	$1.26
Income from discontinued operations	0.05	0.04	0.04	0.13
Net income	$0.46	$0.50	$0.43	$1.39

Earnings per average common share - diluted:
Income from continuing operations	$0.41	$0.46	$0.38	$1.25
Income from discontinued operations	0.05	0.04	0.04	0.13
Net income	$0.46	$0.50	$0.42	$1.38

Average common shares	145,819,026	145,933,165	146,043,791	145,892,390
Average diluted common shares	146,986,392	147,994,032	148,387,637	147,520,891

USG CORPORATION
RECASTED CONSOLIDATED STATEMENTS OF INCOME
(millions, except share and per-share data)
(Unaudited)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Net sales	$708	$740	$747	$718	$2,913
Cost of products sold	562	570	578	553	2,263
Gross profit	146	170	169	165	650
Selling and administrative expenses	74	76	75	77	302
Recovery of receivable	—	—	—	(6)	(6)
Gain on disposal of shipping operations, net	—	(1)	—	—	(1)
Operating profit	72	95	94	94	355
Income from equity method investments	8	13	12	15	48
Interest expense	(43)	(40)	(40)	(40)	(163)
Interest income	1	—	—	1	2
Income and gain from the sale of equity method investment to related party	—	1	1	11	13
Loss on extinguishment of debt	(19)	—	—	—	(19)
Other (expense) income, net	(1)	1	—	—	—
Income from continuing operations before income taxes	18	70	67	81	236
Income tax benefit (expense)	2	(1)	1	738	740
Income from continuing operations	20	69	68	819	976
Income (loss) from discontinued operations	4	10	8	(7)	15
Net income	$24	$79	$76	$812	$991

Earnings per average common share - basic:
Income from continuing operations	$0.13	$0.47	$0.46	$5.63	$6.70
Income from discontinued operations	0.03	0.07	0.06	(0.05)	0.11
Net income	$0.16	$0.54	$0.52	$5.58	$6.81

Earnings per average common share - diluted:
Income from continuing operations	$0.13	$0.47	$0.46	$5.56	$6.62
Income from discontinued operations	0.03	0.07	0.06	(0.05)	0.11
Net income	$0.16	$0.54	$0.52	$5.51	$6.73

Average common shares	145,381,269	145,424,853	145,569,692	145,672,636	145,457,208
Average diluted common shares	147,176,197	146,990,178	147,534,779	147,268,303	147,246,600

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